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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.


                         Commission File Number 0-25758
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                       MULTI-MEDIA TUTORIAL SERVICES, INC.
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             (Exact name of registrant as specified in its charter)

                                1840 52nd Street
                               Brooklyn, NY 11204
                                 (718) 232-7554
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       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Common Stock, par value $0.0001 per share
               Series A Preferred Stock, par value $0.01 per share Series B Preferred Stock, par value $0.01 per share
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            (Title of each class of securities covered by this Form)

                                      None
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)                    |_|
Rule 12g-4(a)(2)                    |_|
Rule 12h-3(b)(1)(i)                 |X|
Rule 12h-3(b)(1)(ii)                |_|
Rule 15d-6                          |X|

Approximate number of holders of record as of the certification or notice date:
123


                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, Multi-Media Tutorial Services, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                             MULTI-MEDIA TUTORIAL SERVICES, INC.

May 28, 2009                 By:   /s/ Barry Reichman
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                             Barry Reichman
                             Chief Executive Officer and Chief Financial Officer
                             (Principal Executive Officer)
                             (Principal Financial/Accounting Officer)